EXHIBIT 99.1

AMERICAN PACIFIC – News Release

Contact: Dana M. Kelley – (702) 735-2200

E-mail: InvestorRelations@apfc.com

Website: www.apfc.com

AMERICAN PACIFIC REPORTS FISCAL 2011 RESULTS

LAS VEGAS, NEVADA, December 14, 2011 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2011 year and fourth quarter ended September 30, 2011.

We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in this release and the accompanying supplemental data.

FINANCIAL SUMMARY

Year Ended September 30, 2011 Compared to Year Ended September 30, 2010

•	Revenues increased $33.5 million, or 19%, to $209.7 million from $176.2 million.

•	Adjusted Operating Income increased to $14.4 million compared to operating income of $6.7 million.

•	Adjusted EBITDA increased to $33.0 million compared to $23.9 million.

•	Adjusted Net Income increased to $2.2 million compared to a net loss of $3.3 million.

•	Adjusted Diluted Earnings per share was $0.30 compared to diluted loss per share of $0.44.

Results for the year ended September 30, 2011 (“Fiscal 2011”) include other charges and gains that have been excluded from the computations of Adjusted Operating Income, Adjusted Net Income and Adjusted Diluted Earnings per share for Fiscal 2011. The adjusted results for Fiscal 2011 have been provided to facilitate comparisons to the year ended September 30, 2010 (“Fiscal 2010”). Each adjusting item is discussed in detail below. The following table reconciles each adjusted Fiscal 2011 result to the most directly comparable GAAP measure (dollars in thousands except per share amounts).

			Diluted
	Operating	Net Income	Earnings (Loss)
	Income	(Loss)	Per Share
As Adjusted	$14,352	$2,235	$0.30
Remediation Charges	(6,000)	(3,600)	(0.48)
Other Operating Gains	2,929	1,757	0.23
Deferred Tax Asset Valuation Allowance	—	(7,628)	(1.01)

As Reported	$11,281	$(7,236)	$(0.96)

Quarter Ended September 30, 2011 Compared to Quarter Ended September 30, 2010

•	Revenues increased to $80.7 million from $45.5 million.

•	Operating income increased to $19.1 million compared to $4.7 million.

•	Adjusted EBITDA was $23.0 million compared to $9.9 million.

•	Adjusted Net Income was $11.4 million compared to net income of $1.6 million.

•	Adjusted Diluted Earnings per share was $1.50 compared to diluted earnings per share of $0.22.

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Page 1 of Exhibit 99.1

The following table reconciles each of the adjusted Fiscal 2011 fourth quarter results to the most directly comparable GAAP measure (dollars in thousands except per share amounts).

		Diluted
		Earnings
	Net Income	Per Share
As Adjusted	$11,388	$1.50
Deferred Tax Asset Valuation Allowance	(7,628)	(1.01)

As Reported	$3,760	$0.49

CONSOLIDATED RESULTS OF OPERATIONS

Revenues – For Fiscal 2011, revenues increased 19% to $209.7 million as compared to Fiscal 2010, reflecting increases in Fine Chemicals segment revenues of 29%, Specialty Chemicals segment revenues of 7% and Aerospace Equipment segment revenues of 30%. For our Fiscal 2011 fourth quarter, revenues increased to $80.7 million as compared to the prior fiscal year fourth quarter, reflecting a 77% increase. In Fiscal 2011 the timing of customer orders and the resulting revenues were heavily weighted to the end of the fiscal year which has the result of skewing the quarterly comparisons. In Fiscal 2011, fourth quarter revenues accounted for 38% of annual revenues. In comparison, Fiscal 2010 fourth quarter revenues accounted for 26% of annual revenues.

See further discussion under Segment Highlights.

Cost of Revenues and Gross Margins – Fiscal 2011 cost of revenues was $150.7 million compared to $121.5 million for the prior fiscal year. The Fiscal 2011 consolidated gross margin percentage was 28% compared to 31% for Fiscal 2010. For our Fiscal 2011 fourth quarter, cost of revenues was $50.0 million compared to $28.4 million for the prior fiscal year fourth quarter. The consolidated gross margin percentage was 38% in both the Fiscal 2011 and Fiscal 2010 fourth quarters.

One of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross margins from period to period is the change in revenue mix among our segments. The revenue contribution by each of our segments is indicated in the following table.

	Three Months Ended		Year Ended
	September 30,		September 30,
	2011	2010	2011	2010
Fine Chemicals	36%	14%	43%	40%
Specialty Chemicals	45%	61%	32%	35%
Aerospace Equipment	16%	23%	23%	21%
Other Businesses	3%	2%	2%	4%

Total Revenues	100%	100%	100%	100%

In addition, consolidated gross margins for our Fiscal 2011 periods reflect:

•	Declines in Fine Chemicals segment production performance.

•	Improved Specialty Chemicals performance resulting from a larger percentage of firm-fixed price sales orders.

•	Improved Aerospace Equipment segment performance.

See further discussion of these factors under the heading Segment Highlights.

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Operating Expenses – For Fiscal 2011, operating expenses decreased $3.3 million to $44.7 million from $48.0 million for the prior fiscal year primarily as a result of:

•

Corporate operating expenses were reduced by approximately $1.4 million. Cost reduction activities generated savings of approximately $2.0 million which were offset somewhat by increases in board of directors and other strategic expenses.

•	Fine Chemicals segment operating expenses were reduced by approximately $0.9 million, reflecting property tax and insurance savings.

•	Specialty Chemicals segment operating expenses savings of approximately $0.7 million reflect lower insurance and professional services costs.

For our Fiscal 2011 fourth quarter, operating expenses decreased $0.7 million to $11.6 million from $12.3 million for the prior fiscal year fourth quarter. The quarterly variance is largely due to the timing of the above-mentioned cost reductions.

See further discussion of these factors under the heading Segment Highlights.

Environmental Remediation Charges – During the fiscal year ended September 30, 2009 (“Fiscal 2009”), we expanded the planned scope of our remediation efforts in Henderson, Nevada to include installation of additional groundwater extraction wells, construction of a pipeline to move extracted groundwater to our treatment facility, and the addition of fluidized bed reactor (“FBR”) bioremediation treatment equipment (the “Expansion Project”). Through June 2011, and in cooperation with the Nevada Division of Environmental Protection, we worked to develop the formal design, engineering and permitting of the Expansion Project. Based on data obtained through that date, which was largely comprised of firm quotations, we determined that significant modifications to our Fiscal 2009 assumptions were required. As a result, in June 2011, we accrued an additional $6.0 million for the estimated increase in the cost of the capital component of the Expansion Project, offset slightly by reductions in operating and maintenance (“O&M”) cost estimates. The estimated capital costs of the Expansion Project increased by approximately $6.4 million. The increase reflects (i) an increase in the capacity of the FBR bioremediation treatment equipment to accommodate technical requirements based on the testing of new extraction wells in the fall of 2010, and (ii) higher than initially anticipated cost associated with the installation of the equipment and construction of the pipeline. Our estimate of total O&M costs was reduced by approximately $0.4 million. This change in estimate reflects (i) a reduction in the estimated life of the project by four years, offset by (ii) an increase in the estimated annual O&M cost to approximately $1.9 million per year once the Expansion Project is placed in service. We anticipate that the Expansion Project will be placed in service during the fiscal year ending September 30, 2012 (“Fiscal 2012”). Due to uncertainties inherent in making estimates, our estimates of capital and O&M costs may later require significant revision as new facts become available and circumstances change.

Including this $6.0 million increase in our accruals, our total estimated cost of the Henderson, Nevada remediation activities is $45.7 million, of which, $19.5 million was spent from September 2005 through September 2011. We anticipate that the project will take at least eight years to complete.

Other Operating Gains – In Fiscal 2011, our Fine Chemicals segment reported other operating gains that resulted from the resolution of gain contingencies. See further discussion under the heading Segment Highlights.

Income Tax Expense – During the Fiscal 2011 fourth quarter, we recorded a valuation allowance for our deferred tax assets. Deferred tax assets arise primarily because expenses have been recorded in historical financial statement periods which will not become deductible for income taxes until future tax years. We record valuation allowances to reduce the book value of our deferred tax assets to amounts that are estimated to be more likely than not realized. This assessment requires judgment and is performed on the basis of the weight of all available evidence, both positive and negative, with greater weight placed in information that is objectively verifiable such as historical performance.

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For the three year period ended September 30, 2011, we are reporting a cumulative net loss. Pursuant to guidance from the Financial Accounting Standards Board, a cumulative loss in recent years is a significant piece of negative evidence that must be considered and this form of negative evidence is difficult to overcome without sufficient objectively verifiable positive evidence. Our objectively verifiable positive evidence includes certain aspects of our historical results. Additional positive evidence includes forecasts of future taxable income. However, since this latter form of evidence is not objectively verifiable, its weight is not sufficient to overcome the negative evidence.

As a result of this evaluation, we increased our valuation allowance by $10.4 million as of September 30, 2011. Of this amount, $7.6 million was recorded as income tax expense and $2.8 million was charged to other comprehensive loss offsetting deferred tax assets that were generated in Fiscal 2011. The ultimate realization of deferred tax assets depends on having sufficient taxable income in the future years when the tax deductions associated with the deferred tax assets become deductible. The establishment of a valuation allowance does not impact cash nor does it preclude us from using our tax credits, loss carryforwards and other deferred assets in the future.

SEGMENT HIGHLIGHTS

Fine Chemicals Segment

Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiaries Ampac Fine Chemicals LLC and AMPAC Fine Chemicals Texas, LLC (collectively, “AFC”).

Year Ended September 30, 2011 Compared to Year Ended September 30, 2010

•	Revenues increased to $89.5 million compared to $69.6 million.

•	Operating loss was $6.3 million compared to an operating loss of $7.6 million.

•	Segment EBITDA was $6.2 million compared to $5.4 million.

Quarter Ended September 30, 2011 Compared to Quarter Ended September 30, 2010

•	Revenues were $28.7 million compared to $6.5 million.

•	Operating loss was $1.4 million compared to $6.9 million.

•	Segment EBITDA was $1.7 million compared to ($3.6) million.

Fine Chemicals segment revenues increased 29% in Fiscal 2011 compared to 2010. Revenues from oncology and central nervous systems (“CNS”) products increased 118% and 49%, respectively. We experienced a gap in production for our most significant anti-viral product that impacted the later part of Fiscal 2010 and the early part of Fiscal 2011. Since both fiscal periods were affected, anti-viral product revenues were consistent between Fiscal 2011 and Fiscal 2010. Sales of this anti-viral product, under a renewed three-year supply agreement, began in the Fiscal 2011 third quarter. The increase in oncology revenues is largely due to timing shifts from Fiscal 2010 into Fiscal 2011, driven by customer inventory levels and production line availability. The increase in CNS revenue is largely due to one customer’s timing of its product demand. Revenues from development products continue to become an increasing component of Fine Chemicals segment revenues, exceeding 20% of Fine Chemicals segment revenues in Fiscal 2011. Growth in this area has resulted from an intensified focus on core technologies and diversification of products and customers. Development product revenues include revenues from research products, products which are not yet commercialized, and products which are commercial but for which we are not the current commercial producer. Typically, development product activities are the source for future core products. The products categorized as development products are used by our customers primarily for drugs with indications in anti-viral, CNS, oncology and pain management. Revenues in this category also include the milling of cytotoxic materials, a capability we added in Fiscal 2010.

Fine Chemicals segment revenues for the Fiscal 2011 fourth quarter increased 341% compared to the prior year fourth quarter primarily due to the quarterly timing of anti-viral product revenues.

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Fine Chemicals segment operating loss was reduced to $6.3 million from $7.6 million in Fiscal 2011. The improvement in the operating loss was due to reductions in operating expenses, reflecting primarily insurance and property tax savings, of $0.9 million, and other operating gains of $2.9 million. The improvements in operating expenses were partially offset by reduced gross margin as a percentage of segment revenue which declined five points in Fiscal 2011 compared to Fiscal 2010. The primary reason for the decline in gross margin was continued difficulties with implementation of a process improvement that was intended to offset reduced pricing on a core product and extended equipment maintenance. These difficulties contributed to below-target through-put rates and material reprocessing.

The Fine Chemicals segment operating loss for Fiscal 2011 includes other operating gains of $2.9 million that resulted from the resolution of gain contingencies. The total reported gain of $2.9 million is comprised of the following two matters.

•

We made a series of filings with the County of Sacramento, California, to appeal the assessed values in prior years of our real and personal property located at our Fine Chemicals segment’s Rancho Cordova, California facility. During Fiscal 2011, we received $2.7 million for cash property tax refunds resulting from our appeals and the related favorable reassessment of historical property values.

•

Our Fine Chemicals segment is undertaking several mandatory capital projects. Certain of the capital activities are complete and others are anticipated to be completed during Fiscal 2012. In connection with these projects, our Fine Chemicals segment held, and continues to hold, negotiations with the former owner of the facilities. During Fiscal 2011, we received from the former owner cash consideration in the amount of $0.2 million for a limited release of liability of the former owner with respect to one of the completed projects.

Specialty Chemicals Segment

Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with our perchlorate product lines comprising 89% and 90% of Specialty Chemicals segment revenues in Fiscal 2011 and Fiscal 2010, respectively.

Year Ended September 30, 2011 Compared to Year Ended September 30, 2010

•	Revenues of $66.9 million compared to $62.6 million.

•	Operating income was $35.6 million compared to $30.6 million.

•	Segment EBITDA was $36.7 million compared to $31.7 million.

Quarter Ended September 30, 2011 Compared to Quarter Ended September 30, 2010

•	Revenues increased to $36.1 million from $27.6 million.

•	Operating income was $23.7 million compared to $15.4 million.

•	Segment EBITDA was $24.3 million compared to $16.0 million.

The variances in Specialty Chemicals segment revenues reflect the following factors:

•	An 18% decrease in perchlorate volume offset by a 28% increase in the related average price per pound for Fiscal 2011 compared to the prior fiscal year.

•	Sodium azide revenues increased by $0.6 million and decreased by $0.1 million for Fiscal 2011 and the Fiscal 2011 fourth quarter, each as compared to the prior fiscal year periods.

•	Halotron revenues increased $0.7 million and $0.6 million for Fiscal 2011 and the Fiscal 2011 fourth quarter, each compared to the prior fiscal year periods.

The decrease in total perchlorate volume for Fiscal 2011 is primarily due to limited demand for Grade I Ammonium Perchlorate (“AP”) for usage on space programs. Tactical and strategic missile program demand continues to be stable and accounts for the largest component of Grade I AP volume in the

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Fiscal 2011 periods. The Ares program was the largest component of volume in the Fiscal 2010 periods. The decline in Grade I AP demand is offset by an increase in volume for our other perchlorate products, which was approximately 22% higher in Fiscal 2011 than in Fiscal 2010.

The increase in the average price per pound of perchlorates in Fiscal 2011 compared to Fiscal 2010 reflects two offsetting factors.

•

The average price per pound of Grade I AP increased approximately proportionate and inverse to the decrease in Grade I AP volume consistent with the contractual Grade I AP price-volume matrix, under which price and volume move inversely, and comparable catalog pricing.

•

This increase was partially offset because revenues from our other lower-value perchlorate products, such as sodium perchlorate and potassium perchlorate, accounted for a substantially greater percentage of all perchlorate product volume in Fiscal 2011. This has the effect of reducing the average unit price for perchlorates.

Specialty Chemicals segment profits for Fiscal 2011 are atypically high compared to profits generated in fiscal years with a more traditional mix of product revenues. Gross margin as a percentage of segment revenues for Fiscal 2011 improved two points compared to Fiscal 2010. The increase was primarily caused by a much larger percentage of firm-fixed price AP sales orders compared to re-determinably priced sales orders in Fiscal 2011; whereas, the opposite was true in the prior fiscal year. Firm-fixed price orders carry more profit risk because of potential sales volume volatility, but also provide the potential of higher margins when the volatility works in our favor. Secondary reasons for the gross margin increase in Fiscal 2011 include increased sales of multi-purpose perchlorates, and recycled perchlorates compared to the prior fiscal year.

The Specialty Chemicals segment achieved operating expenses savings of approximately $0.7 million in Fiscal 2011 compared to Fiscal 2010, primarily in the areas of insurance and professional services.

Aerospace Equipment Segment

Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary Ampac-ISP Corp. and its wholly-owned subsidiaries.

Year Ended September 30, 2011 Compared to Year Ended September 30, 2010

•	Revenues increased 30% to $48.9 million from $37.6 million.

•	Operating income of $3.7 million improved from an operating loss of $0.3 million.

•	Segment EBITDA was $4.9 million, or 10% of segment revenues, compared to $1.4 million.

Quarter Ended September 30, 2011 Compared to Quarter Ended September 30, 2010

•	Revenues of $13.0 million increased from $10.5 million.

•	Operating income was $0.9 million compared $0.2 million.

•	Segment EBITDA was $1.2 million compared to $0.6 million.

Revenue growth of 30% for the Aerospace Equipment segment during Fiscal 2011 as compared to the prior fiscal year, was generated primarily by increases in revenues from space propulsion systems contracts from the segment’s U.S. operations, which have demonstrated success in penetrating this market. Increases in revenues from in-space propulsion engines also contributed to the revenue growth in the Fiscal 2011 periods. Growth in engine sales is due to expansion of the market base for this segment’s advanced bipropellant ACS engine, both in the U.S. and Europe. In addition, contract awards for several U.S. defense satellite programs and increased commercial satellite wins by a major customer have also contributed to revenue growth in the Fiscal 2011 periods.

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The Aerospace Equipment segment operating performance improvement for Fiscal 2011 is attributed to two factors. First, the gross margin percentage as a percentage of segment revenues for Fiscal 2011 improved three points compared to Fiscal 2010 primarily due to U.S. process improvement actions implemented for space propulsion systems contracts. Gross margin improvements from the U.S. operations were offset partially by a change in product mix of the European products. Fiscal 2011 included a greater percentage of certain lower-margin European products than did Fiscal 2010. Second, while business volume and the gross margin contribution have increased, general and administrative expenses have declined slightly. Consequently, operating margins, as a percentage of segment revenues, have improved. The decrease in general and administrative expenses resulted from lower intangible amortization expense.

For Fiscal 2011, our Aerospace Equipment segment produced record high revenues and profitability while maintaining substantial backlog. We are continuing to expand our customer base for the 5 pound platinum-rodium engines with a recent contract award. In Europe, we were funded by the European Space Agency for development of a 1.1kN thruster for use on interplanetary probes.

CAPITAL AND LIQUIDITY HIGHLIGHTS

Liquidity – As of September 30, 2011, we had cash balances of $30.7 million and no borrowings against our asset based lending credit facility.

Operating Cash Flows – Operating activities provided cash of $20.7 million for Fiscal 2011 compared to $20.8 million for the prior fiscal year.

Significant components of the change in cash flow from operating activities include:

•	An increase in cash provided by Adjusted EBITDA of $9.0 million.

•	An increase in cash used for working capital accounts of $9.2 million, excluding the effects of interest and income taxes.

•	An increase in cash income taxes refunded of $2.4 million.

•	A decrease in cash interest payments of $0.5 million.

•	An increase in cash used for environmental remediation of $0.9 million.

•	An increase in cash used to fund pension obligations of $2.2 million.

•	Other increases in cash provided by operating activities of $0.3 million.

The increase in cash used for working capital includes several primary components. Cash provided by Specialty Chemicals segment working capital accounts increased $22.8 million. Specialty Chemicals segment accounts receivable balances were unusually high at September 30, 2010. Collection of these balances in Fiscal 2011 generated improvement in cash flow. Cash used by Fine Chemicals segment working capital accounts increased by $16.5 million consistent with the growth in business in Fiscal 2011. Cash used by Aerospace Equipment segment working capital accounts increased by $12.2 million in part due to business growth and in part because certain active contracts have less favorable billing terms than is typical for this segment.

We consider the working capital changes to be routine and within the normal production cycle of our products. The production of most fine chemical products requires a length of time that exceeds one quarter. In addition, the timing of Aerospace Equipment segment revenues recognized under the percentage-of-completion method differs from the timing of the related billings to customers. Therefore, in any given quarter, accounts receivable, work-in-progress inventory or deferred revenues and customer deposits can increase or decrease significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.

The increase in cash income taxes refunded is a result of federal income tax carryback claims that were filed and collected during Fiscal 2011.

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The increase in cash used for environmental remediation relates to expenditures for the above-mentioned Expansion Project.

Cash used to fund pension obligations increased because the return on pension plan assets alone was not sufficient to maintain the minimum funding requirements.

Investing Cash Flows – Fiscal 2011 capital expenditures of $13.2 million are consistent with capital expenditure levels for Fiscal 2010 and are primarily associated with our Fine Chemicals segment. Fiscal 2011 capital expenditures include additional equipment to support a renewed three-year core product agreement for the supply of anti-viral products and Fine Chemicals’ facilities improvements to enhance quality compliance.

In Fiscal 2010, our Fine Chemicals segment expanded its manufacturing capacity through the purchase of a fine chemicals facility in La Porte, Texas at a total cost of approximately $1.2 million, including direct purchase costs. The purchase of this facility was accounted for as a capital expenditure.

Financing Cash Flows – Cash used for financing activities in Fiscal 2011 relates primarily to costs associated with establishing our asset based lending facility in January 2011. Cash used for financing activities in Fiscal 2010 relates to our repurchase and cancellation of $5.0 million in principal amount of our senior notes.

OUTLOOK

For Fiscal 2012, we expect consolidated revenues of at least $220.0 million, reflecting the following:

•

Fine Chemicals segment revenues are anticipated to increase by at least 15% in Fiscal 2012. The anticipated increase is supported by expected growth in revenues from our most significant anti-viral product as we enter into the first full year of production for this product under the renewed three-year supply agreement.

•	Specialty Chemicals segment revenues are expected to decline by up to 10% in Fiscal 2012, which we believe is within the expected stable range for this non-growth segment.

•

Aerospace Equipment segment revenues are anticipated to grow modestly in Fiscal 2012. Fiscal 2011 was a year of substantial revenue growth for this segment. The average growth rate of Fiscal 2011 and Fiscal 2012 combined should result in a normalized expectation for this segment.

Our guidance for Fiscal 2012 Adjusted EBITDA is at least $35.0 million. The increase reflects:

•

Fine Chemicals segment profitability is anticipated to improve substantially in Fiscal 2012. To achieve these improvements, we are targeting process improvements which enhance manufacturing throughput and product yields. We do not anticipate reaching these targets until late in Fiscal 2012.

•

Profit contribution from our Specialty Chemicals segment is expected to decline in Fiscal 2012. This is consistent with the anticipated reduction in revenues and the transition back to a more typical mix of product revenues.

•	We expect relatively consistent performance from our Aerospace Equipment segment in Fiscal 2012.

We are anticipating our capital expenditures, which do not include environmental remediation spending, for Fiscal 2012 to be approximately $13.0 million.

Our Fiscal 2012 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $15.0 million, interest expense of $10.0 million, share-based compensation expense and other items of $1.0 million and income taxes of $4.0 million to estimated net income of $5.0 million.

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INVESTOR TELECONFERENCE

We invite you to participate in a teleconference with our executive management covering our Fiscal 2011 fourth quarter and full fiscal year financial results. The investor teleconference will be held Wednesday, December 14, 2011, at 1:30 p.m., Pacific Standard Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing 800-638-4817 between 1:15 and 1:30 p.m., Pacific Standard Time. Please reference passcode #34435736. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Reuters. Links to the webcast and the earnings release are available in the Investors section of our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.

RISK FACTORS/FORWARD-LOOKING STATEMENTS

The unaudited financial results included in this release are preliminary. Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statement regarding one of the significant factors that will affect comparisons of our consolidated gross margins in the future, the statements regarding our estimates and expectations regarding anticipated costs and timing in the short and long term for environmental remediation in connection with our former Henderson, Nevada site, the statement regarding our expectations with respect to revenues from development products, the statement regarding our anticipated capital activities for Fiscal 2012, statements regarding our working capital changes and future variations, and statements in the “Outlook” section of this earnings release. Words such as “expect”, “anticipate”, “should”, “may”, “will”, “estimate”, “continue” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our expectations will be achieved. Actual results may differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in our business. Factors that might cause actual results to differ include, but are not limited to, the actual placement, timing and delivery of orders for new and/or existing products as well as the following:

•

We depend on a limited number of customers for most of our sales in our Specialty Chemicals, Aerospace Equipment and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse effect on our financial position, results of operations and cash flows.

•	The inherent limitations of our fixed-price or similar contracts may impact our profitability.

•

The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply could reduce our profitability and liquidity.

•

A significant portion of our business depends on contracts with the government or its prime contractors or subcontractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental or health matters.

•

Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing environmental liabilities, our environmental-related risks may from time to time exceed any related reserves.

•

For each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liabilities.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

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•

Each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•

Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•

A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•

The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees, or the inability to attract and retain such personnel, could disrupt our operations or impede our growth.

•

We may continue to expand our operations through acquisitions, but the acquisitions could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•

We are obligated to comply with various ongoing covenants in our debt, which could restrict our operations, and if we should fail to satisfy any of these covenants, the payment under our debt could be accelerated, which would negatively impact our liquidity.

•

Significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our estimates of pension obligations, which in turn could affect future funding requirements and related costs and impact our future earnings.

•

Our suspended shareholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.

•	Our common stock price may fluctuate substantially, and a stockholder’s investment could decline in value.

Readers of this earnings release are referred to our Annual Report on Form 10-K for Fiscal 2010, our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2010, March 31, 2011, June 30, 2011 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results for the quarter and fiscal year ended September 30, 2011 and cash flows for the year ended September 30, 2011 are not necessarily indicative of the results that will be achieved for future periods.

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Page 10 of Exhibit 99.1

ABOUT AMERICAN PACIFIC CORPORATION

American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals, specialty chemicals and propulsion products within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC also designs and manufactures liquid propulsion systems, valves and structures for space and missile defense applications. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.

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Page 11 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues	$80,700	$45,486	$209,655	$176,192
Cost of Revenues	50,031	28,423	150,662	121,477

Gross Profit	30,669	17,063	58,993	54,715
Operating Expenses	11,587	12,348	44,641	48,045
Environmental Remediation Charges	—	—	6,000	—
Other Operating Gains	—	—	2,929	—

Operating Income	19,082	4,715	11,281	6,670
Interest and Other Income, Net	(261)	604	174	45
Interest Expense	2,594	2,554	10,521	10,656

Income (Loss) before Income Tax	16,227	2,765	934	(3,941)
Income Tax Expense (Benefit)	12,467	1,145	8,170	(664)

Net Income (Loss)	$3,760	$1,620	$(7,236)	$(3,277)

Earnings (Loss) per Share:
Basic	$0.50	$0.22	$(0.96)	$(0.44)
Diluted	$0.49	$0.22	$(0.96)	$(0.44)

Weighted Average Shares Outstanding:
Basic	7,528,000	7,492,000	7,517,000	7,490,000
Diluted	7,610,000	7,532,000	7,517,000	7,490,000

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Page 12 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, Dollars in Thousands, Except per Share Amounts)

	September 30,
	2011	2010
ASSETS
Current Assets:
Cash and Cash Equivalents	$30,703	$23,985
Accounts Receivable, Net	46,356	51,900
Inventories	39,154	36,126
Prepaid Expenses and Other Assets	4,141	1,542
Income Taxes Receivable	161	2,802
Deferred Income Taxes	7,532	10,672

Total Current Assets	128,047	127,027
Property, Plant and Equipment, Net	112,232	113,873
Intangible Assets, Net	585	1,420
Goodwill	2,930	2,933
Deferred Income Taxes	14,788	20,254
Other Assets	10,068	10,236

TOTAL ASSETS	$268,650	$275,743

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$13,528	$9,197
Accrued Liabilities	5,839	8,062
Accrued Interest	1,589	1,575
Employee Related Liabilities	8,410	6,472
Income Taxes Payable	59	193
Deferred Revenues and Customer Deposits	12,730	18,769
Current Portion of Environmental Remediation Reserves	11,999	8,694
Current Portion of Long-Term Debt	69	70

Total Current Liabilities	54,223	53,032
Long-Term Debt	105,034	105,102
Environmental Remediation Reserves	14,174	15,176
Pension Obligations	43,863	37,161
Other Long-Term Liabilities	1,649	1,615

Total Liabilities	218,943	212,086

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock—$1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock—$0.10 par value; 20,000,000 shares authorized, 7,559,591 and 7,543,091 issued and outstanding	756	754
Capital in Excess of Par Value	73,412	73,091
Retained Earnings (Accumulated Deficit)	(516)	6,720
Accumulated Other Comprehensive Loss	(23,945)	(16,908)

Total Shareholders’ Equity	49,707	63,657

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$268,650	$275,743

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Page 13 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited, Dollars in Thousands)

	Year Ended
	September 30,
	2011	2010
Cash Flows from Operating Activities:
Net Loss	$(7,236)	$(3,277)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation and amortization	15,216	16,445
Non-cash interest expense	845	572
Share-based compensation	304	780
Deferred income taxes	8,605	(565)
Loss on sale of assets	16	12
Changes in operating assets and liabilities:
Accounts receivable, net	5,489	(7,834)
Inventories	(2,956)	270
Prepaid expenses and other current assets	(1,736)	281
Accounts payable	4,641	1,434
Income taxes	2,509	(635)
Accrued liabilities	(2,205)	2,775
Accrued interest	14	(75)
Employee related liabilities	1,935	(490)
Deferred revenues and customer deposits	(5,992)	11,932
Environmental remediation reserves	2,303	(2,820)
Pension obligations, net	(350)	1,819
Other	(659)	151

Net Cash Provided by Operating Activities	20,743	20,775

Cash Flows from Investing Activities:
Capital expenditures	(13,151)	(13,362)
Other investing activities	—	10

Net Cash Used by Investing Activities	(13,151)	(13,352)

Cash Flows from Financing Activities:
Payments of long-term debt	(70)	(5,064)
Debt issuance costs	(878)	—
Issuances of common stock, net	48	11

Net Cash Used by Financing Activities	(900)	(5,053)

Effect of Changes in Currency Exchange Rates on Cash	26	(66)

Net Change in Cash and Cash Equivalents	6,718	2,304
Cash and Cash Equivalents, Beginning of Period	23,985	21,681

Cash and Cash Equivalents, End of Period	$30,703	$23,985

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Page 14 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Supplemental Data

(Unaudited, Dollars in Thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2011	2010	2011	2010
Operating Segment Data:
Revenues:
Fine Chemicals	$28,705	$6,504	$89,497	$69,632
Specialty Chemicals	36,105	27,554	66,905	62,611
Aerospace Equipment	13,012	10,468	48,941	37,608
Other Businesses	2,878	960	4,312	6,341

Total Revenues	$80,700	$45,486	$209,655	$176,192

Segment Operating Income (Loss):
Fine Chemicals	$(1,360)	$(6,885)	$(6,283)	$(7,583)
Specialty Chemicals	23,652	15,431	35,600	30,571
Aerospace Equipment	931	192	3,715	(265)
Other Businesses	(267)	28	(1,308)	(206)

Total Segment Operating Income	22,956	8,766	31,724	22,517

Corporate Expenses	(3,874)	(4,051)	(14,443)	(15,847)
Environmental Remediation Charge	—	—	(6,000)	—

Operating Income	$19,082	$4,715	$11,281	$6,670

Depreciation and Amortization:
Fine Chemicals	$3,082	$3,275	$12,473	$12,997
Specialty Chemicals	641	557	1,136	1,148
Aerospace Equipment	313	410	1,158	1,649
Other Businesses	4	4	17	16
Corporate	96	219	432	635

Total Depreciation and Amortization	$4,136	$4,465	$15,216	$16,445

Segment EBITDA (a):
Fine Chemicals	$1,722	$(3,610)	$6,190	$5,414
Specialty Chemicals	24,293	15,988	36,736	31,719
Aerospace Equipment	1,244	602	4,873	1,384
Other Businesses	(263)	32	(1,291)	(190)

Total Segment EBITDA	26,996	13,012	46,508	38,327
Less: Corporate Expenses, Excluding Depreciation	(3,778)	(3,832)	(14,011)	(15,212)
Plus: Share-based Compensation	54	145	304	780
Plus: Interest and Other Income (Expense), Net	(261)	604	174	45

Adjusted EBITDA (b)	$23,011	$9,929	$32,975	$23,940

Reconciliation of Net Income (Loss) to Adjusted EBITDA (b):

Net Income (Loss)	$3,760	$1,620	$(7,236)	$(3,277)
Add Back:
Income Tax Expense (Benefit)	12,467	1,145	8,170	(664)
Interest Expense	2,594	2,554	10,521	10,656
Depreciation and Amortization	4,136	4,465	15,216	16,445
Share-based Compensation	54	145	304	780
Environmental Remediation Charge	—	—	6,000	—

Adjusted EBITDA	$23,011	$9,929	$32,975	$23,940

(a)	Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization.
(b)	Adjusted EBITDA is defined as net income (loss) before income tax expense (benefit), interest expense, depreciation and amortization, share-based compensation and environmental remediation charges (if any).

Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income (loss) from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our revolving credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

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Page 15 of Exhibit 99.1